Exhibit 10.28
ORRSTOWN FINANCIAL SERVICES, INC.

RESTRICTED SECURITY GRANT AGREEMENT
FOR
NON-EMPLOYEE DIRECTORS
Pursuant to the 2011 Incentive Stock Plan

    This Restricted Security Grant Agreement (this “Agreement”) is delivered by Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), pursuant to the Summary of Grant delivered with this Agreement to the individual named in the Summary of Grant (the "Participant"). The Summary of Grant, which specifies the Participant, the date as of which the grant is made (the "Date of Grant"), the Vesting Schedule and other specific details of the grant is incorporated herein by reference.

1.    Grant of Restricted Stock. Upon the terms and conditions set forth in this Agreement and in the Company’s 2011 Incentive Stock Plan (the “Plan”), the Company hereby grants to the Participant the number of shares of Restricted Stock set forth in the Summary of Grant (the "Restricted Stock"). The Participant acknowledges the receipt of a copy of the Plan and that copies of the Plan are available from the Human Resources Department of the Company. Each grant of Restricted Stock will entitle the Participant to receive, at such time as is determined in accordance with the provisions of this Agreement, one fully paid, unrestricted share of common stock of the Company (the "Company Stock"). This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan. The Participant agrees to be bound by all of the terms and conditions of the Plan.

2.     Vesting of Restricted Stock.

        (a)    The Restricted Stock will become vested as set forth in the Summary of Grant, provided that the Participant continues to be employed by, or provide service to, the Company or any of its Affiliates, collectively referred to as the Employer, through the Vesting Date (as defined in the Summary of Grant). For purposes of this Agreement, the term "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

        (b)    Except as set forth in the Summary of Grant, if the Participant ceases to be employed by, or provide service to, the Employer for any reason prior to the Vesting Date, the Participant will forfeit all rights to receive shares of Company Stock hereunder and the Participant will not have any rights with respect to any portion of the shares of Company Stock that have not yet become vested as of the date the Participant ceases to be employed by, or provide service to, the Employer. Any certificates or book entries for the Restricted Stock granted pursuant to this Agreement shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan. The Restricted Stock granted pursuant to this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Participant prior to the Vesting Date except to a Successor Grantee pursuant to Article 10 of the Plan.

3.    Issuance of Company Stock. One share of Company Stock will be issued to the Participant for each vested share of Restricted Stock in accordance with the Vesting Schedule set forth in the Summary of Grant. Any shares of Restricted Stock not vested will be forfeited. Participant understands and agrees that all shares of Restricted Stock that are not fully vested at the time Participant ceases to be employed by, or provide service to, the Employer shall be returned to Company. In no event will any fractional shares of Company Stock be issued. Accordingly, the total number of shares of Company Stock to be issued pursuant to this Agreement will, to the extent necessary, be rounded down to the next whole share of Company Stock in order to avoid the issuance of a fractional share.

4.    Taxes.

        (a)    The Participant acknowledges that the Company has not advised the Participant regarding the Participant's income tax liability in connection with the grant or vesting of the Restricted Stock and the delivery of unrestricted shares of Company Stock in connection therewith. The Participant has reviewed with the Participant's own tax advisors the federal, state, and local tax consequences of the grant and vesting of the Restricted Stock and the delivery of unrestricted shares of Company Stock in connection therewith as contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant's own tax liability that may arise as a result of the transactions contemplated by this Agreement.

        (b)    To the extent applicable, the Participant shall, not later than the date as of which the receipt of this grant becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Compensation Committee of the Company’s Board of Directors (the “Committee”) for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  Except in the case where an election is made pursuant to Paragraph (c) below, the Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Company Stock to be issued or released by the transfer agent a number of shares of Company Stock with an aggregate Fair Market Value (as defined in the Plan) that would satisfy the withholding amount due.

        (c)    The Participant and the Employer hereby agree that the Participant may, within 30 days following the Date of Grant, file with the Internal Revenue Service and the Employer an election under Section 83(b) of the Internal Revenue Code.  In the event the Participant makes such an election, he or she agrees to provide a copy of the election to the Employer.  The Participant acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Employer or any of its agents with regard to such election.

5.     Rights of Participant. Prior to the issuance, if any, of unrestricted shares of Company Stock to the Participant with respect to vested Restricted Stock pursuant to the Vesting Schedule set forth in the Summary of Grant, the Participant will not have any rights of a shareholder of the Company on account of the Restricted Stock, other than as follows: Participant shall have the right to vote, and receive dividends declared on, said shares of Restricted Stock.

6.    Restrictions on Issuance of Company Stock. The obligation of the Company to deliver unrestricted shares of Company Stock to the Participant with respect to vested shares of Restricted Stock will be subject to the condition that, if at any time the Committee determines in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee.

7.    Recoupment Policy. The Participant agrees that the Participant will be subject to any compensation, clawback and recoupment policies that may be applicable to the Participant as a director of the Company, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

8.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns. During the period prior to the Vesting Date, the right to receive shares of Company Stock may not be assigned, transferred, pledged or otherwise disposed of by the Participant, except as permitted under the Plan or by the Committee. Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive shares of Company Stock contrary to the provisions the Summary of Grant, this Agreement and the Plan, and the levy of any execution, attachment or similar process upon the right to receive the shares, will be null, void and without effect.

9.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the Restricted Stock granted hereby and supersedes all prior agreements and discussions between the parties concerning such subject matter. This Agreement may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

10.    Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan. This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee will have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder.

11.    No Obligation to Continue Employment or Service as a Director. This Agreement will not confer upon the Participant any right to be retained in the employment or service as a director of the Company and will not interfere in any way with the right of the Company to terminate the Participant's employment, if applicable, at any time.

12.    Notice. Any notice to the Company provided for in this instrument will be addressed to the Company in care of the Corporate Secretary at the Company's corporate headquarters, and any notice to the Participant will be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice will be delivered by hand, sent by email or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by overnight courier.

13.    Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14.    Application of Section 409A of the Code. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and will in all respects be administered in accordance with section 409A of the Code. The issuance of Company Stock pursuant this Agreement is intended to be subject to a "substantial risk of forfeiture" under section 409A of the Code, and issued within the "short term deferral" exception under such statute following the lapse of the applicable forfeiture condition. Notwithstanding any provision in this Agreement to the contrary, if the Participant is a "specified employee" (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the original payment date. If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of the Participant's estate within sixty (60) days after the date of the Participant's death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, will be made by the Board of Directors or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code. In no event will the Participant, directly or indirectly, designate the calendar year of distribution. This Agreement may be amended without the consent of the Participant in any respect deemed by the Committee or its delegate to be necessary in order to preserve compliance with section 409A of the Code.

15.    Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Employer and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Participant shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

    IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound, have executed this Agreement as set forth below.

PARTICIPANT                ORRSTOWN FINANCIAL SERVICES, INC.

___________________________________    ________________________________
Name:                        Thomas R. Quinn, Jr.
                        President and Chief Executive Officer

__________________________________    _______________________________
Date                        Date